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                                                                EXHIBIT 5.2

                         [MAUN & SIMON PLC LETTERHEAD]



                                 March 17, 1997


Reply to:  Minneapolis
Writer's Direct Dial: (612) 904-7402





Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street N.W.
Washington, D.C.  20549

           Re:     Michael Foods, Inc. Non-Employee Director Options

Gentlemen:

         We are the attorneys for Michael Foods, Inc., a Minnesota corporation (the "Company"). In such capacity, we have represented the Company in connection with the registration on Form S-8 (the "Registration Statement") of 150,000 shares of the Company's common stock, $.01 par value (the "Shares"). Said Shares will be issued to non-employee directors of the Company upon the exercise of options granted pursuant to the Company's Stock Option Plan for Non-Employee Directors and the Company's previous practice.

         In rendering this opinion, we have reviewed the Amended and Restated Articles of Incorporation and the Bylaws of the Company, as amended, records and proceedings of the shareholders and Board of Directors of the Company, the Stock Option Plan for Non-Employee Directors of the Company and such other corporate records, certificates and other documents as we have deemed necessary as a basis of the opinion hereinafter expressed.

         Based upon the foregoing, we are of the opinion that, upon exercise of the options granted for non-employee directors pursuant to the Stock Option Plan for Non-Employee Directors and the Company's previous practice and issuance and sale in the manner described in the Registration Statement and the Plan, the Shares covered by the Registration Statement will be duly and validly issued, fully paid, and nonassessable.

         We also consent to the use of this opinion in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required.

                                        Very truly yours,

                                        MAUN & SIMON, PLC

                                           /s/ Philip T. Colton
                                        By:_________________________________
                                           Philip T. Colton
                                           a member